EXHIBIT 99.1

Stock Purchase Agreement

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is made and entered into on or as of May 7, 2008 (the “Date of this Agreement”), by and between Farber Properties Group, LLC, a Michigan limited liability company (the “Purchaser”), whose address is 1775 John R, Troy, Michigan 48083, and William Farber (the “Selling Shareholder”), whose address is 32640 Whatley, Franklin, Michigan 48025.  The Purchaser and Selling Shareholder are collectively referred to as the “Parties”, and each is a “Party”.

INTRODUCTION

(1)                                The Selling Shareholder is the record and beneficial owner of more than five million (5,000,000) shares of capital stock (the “Stock”) of Lannett Company, Inc., a Delaware corporation (the “Target Company”).  The Stock is publicly traded on the American Stock Exchange (the “Exchange”) under the symbol LCI.

(2)                                Selling Shareholder wishes to sell exactly five million (5,000,000) shares of the Stock (the “Target Stock”) to Purchaser, and Purchaser desires to purchase the Target Stock from the Selling Shareholder, in accordance with the terms and conditions of this Agreement.

Therefore, the Parties agree as follows:

AGREEMENT

PART 1

SALE AND PURCHASE OF TARGET STOCK

1.1                               Sale and Purchase of Target Stock.  On the Date of this Agreement, the Selling Shareholder does hereby sell, assign and transfer to the Purchaser the Target Stock, free and clear of any and all pledges, security interests, collateral assignments, community property interests, rights of first refusal, options, warrants, puts, calls, and/or other such encumbrances (the “Encumbrances”), and the Purchaser does hereby purchase the Target Stock from the Selling Shareholder.  The sale and purchase of the Target Stock under this Agreement is sometimes referred to as the “Purchase Transaction”.  If the Selling Shareholder receives any dividends or other distributions from the Target Company, whether in cash, securities or other property, with a record date on or after the Date of this Agreement, on account of the Target Stock (the “Post Closing Dividends”), the Selling Shareholder shall be deemed to be holding the Post Closing Dividends in trust for the benefit of the Purchaser, shall not commingle the Post Closing Dividends with the Selling Shareholder’s accounts or other assets, and shall immediately remit the Post Closing Dividends to the Purchaser.

1.2                               Purchase Price

                                                1.2.1                        Determination of Purchase Price.  For and in consideration of the sale and purchase of the Target Stock, Purchaser shall pay to the Selling Shareholder the total amount of eleven million three hundred ten thousand dollars ($11,310,000.00) (the “Purchase Price”), calculated by applying a 35% blockage and non-marketability discount multiplied by the average of the high and low price of the Stock on the Exchange on the trading day coinciding with the Date of this Agreement (i.e., $3.48) multiplied by five million (5,000,000) shares of Target Stock.

                                                1.2.2                        Payment of Purchase Price.  The Purchaser shall pay the Purchase Price to the Selling Shareholder in accordance with the terms and conditions of a Non-Recourse Promissory Note in the form attached to this Agreement as Exhibit A (the “Note”), which shall provide for the terms and conditions set forth below in this Section 1.2.2.  The Purchaser agrees to execute and deliver the Note to the Selling Shareholder on the Date of this Agreement.

                                                                                                (A)                              The entire principal balance and all accrued but unpaid interest will be due and payable in full in a single, lump sum balloon payment on the nine (9) year anniversary of the Date of this Agreement (the “Maturity Date”).

                                                                                                (B)                                Prior to the Maturity Date, interest will accrue at the mid-term applicable federal rate fixed as of May 2008, compounding annually, as published in United States Department of Treasury Revenue Ruling 2008-20, which is 2.74%.

                                                                                                (C)                                The Purchaser’s obligation for payment of the Note shall be without recourse, other than the Selling Shareholder’s recourse to the “Collateral” pledged under and pursuant to the Pledge Agreement referenced in Section 1.2.3 below.

                                                1.2.3                        Security for Payment of Purchase Price.  Payment of the Note will be secured by a Stock Pledge and Security Agreement in the form attached to this Agreement as Exhibit B (the “Pledge Agreement”).  The Purchaser agrees to execute and deliver the Pledge Agreement to the Selling Shareholder on the Date of this Agreement.

1.3                                 Compliance with Securities Laws.  The Parties agree to comply with all requirements of the Securities Act of 1933 (as amended, the “1933 Act”), and the applicable securities laws of the State of Michigan, the State of Delaware, the Commonwealth of Pennsylvania and each other competent jurisdiction, (collectively the “Securities Laws”), including, without limitation, the filing of all notice and registration requirements of the Securities Laws, and to generally cooperate with each other with respect to such compliance.

1.4                                 Conveyance of Target Stock.  On the Date of this Agreement, the Selling Shareholder shall sign, execute and deliver an Assignment of Stock (Separate from Certificate), in form reasonably satisfactory to Purchaser and each transfer agent for the Target Company (the “Target Stock Assignment”), sufficient and effective so as to assign and transfer the Target Stock from the Selling Shareholder to the Purchaser free and clear of all Encumbrances.

PART 2

REPRESENTATIONS AND WARRANTIES OF SELLING SHAREHOLDER

                                                The Selling Shareholder represents and warrants to the Purchaser that all of the statements, representations and warranties made or given below in this Part 2 are true and correct, knowing and intending that the Purchaser will rely thereon:

2.1                                 Competence and Authority.  Selling Shareholder is legally competent and has the power and authority to enter into and perform the Selling Shareholder’s obligations under this Agreement, and to consummate the Purchase Transaction.

2.2                                 Enforcement.  This Agreement is a valid and binding obligation of the Selling Shareholder, enforceable against the Selling Shareholder in accordance with the terms and conditions hereof.

2.3                                 Beneficial and Record Ownership of Target Stock.  The Selling Shareholder is the sole beneficial and record owner of the Target Stock, free and clear of all Encumbrances.  Except for this Agreement, no one has asserted or made a claim to any rights, title or interest in the Selling Shareholder’s Target Stock, and Selling Shareholder is not a party to or bound by any oral or written contract, agreement or commitment (a “Contract”) to grant or issue, and Selling Shareholder has not granted or issued, any options, calls or other rights to purchase, acquire, vote or control the Target Stock.

2.4                                 No Violation.  The execution, delivery and performance of this Agreement by the Selling Shareholder and the consummation of the Purchase Transaction by the Selling Shareholder will not violate any law, regulation, judgment, consent decree, court order or Contract to which Selling Shareholder is a party or by which Selling Shareholder is bound.

2.5                                 Litigation.  There is no legal, administrative, arbitration or other proceeding, lawsuit or governmental investigation (collectively, “Litigation”) pending and, to the best knowledge of the Selling Shareholder, there is no Litigation threatened which in either such case involves the Purchase Transaction and/or otherwise affects the power, authority or ability of the Selling Shareholder to sell, assign and convey the Target Stock to Purchaser free and clear of Encumbrances in accordance with the terms and conditions of this Agreement.

2.6                                 Judgments.  The Selling Shareholder is not subject to any outstanding order, judgment, ruling, or declaration of any court, arbitration or alternative dispute resolution moderator, adjudicator, panel, or tribunal which would be violated by the execution, delivery and performance of this Agreement and/or consummation of the Purchase Transaction.

2.7                                 Consents.  The execution, delivery, and performance of the Selling Shareholder’s obligations under this Agreement, and the consummation of the Purchase Transaction, will not require approval, consent, waiver, discharge, release, permit, license or other authority from any individual, trust, corporation, limited liability company, partnership, sole proprietorship, joint venture, business division, business trust, estate, unincorporated association, or other entity, whether or not a legal entity, or any government or representative, department, authority or agency of or exercising the authority of government, including, without limitation, the Securities Exchange Commission.

PART 3

REPRESENTATIONS, WARRANTIES AND COVENANTS OF PURCHASER

Purchaser represents and warrants to the Selling Shareholder, and agrees, as follows:

3.1                                 Competence and Authority.  The Purchaser is a limited liability company, organized, validly existing and in good standing under the laws of the State of Michigan. Purchaser has the power and authority to enter into and perform its obligations under this Agreement, and to consummate the Purchase Transaction.

3.2                                 Enforcement.  This Agreement is a valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with the terms and conditions hereof.

3.3                                 No Violation.  The execution, delivery and performance of this Agreement by the Purchaser and the consummation of the Purchase Transaction by the Purchaser will not violate any law, regulation, judgment, consent decree, court order or Contract to which the Purchaser is a party or by which the Purchaser is bound.

3.4                                 No Litigation.  There is no Litigation pending and, to the best knowledge of the Purchaser, there is no Litigation threatened which in either such case involves the Purchase Transaction and/or otherwise affects the power, authority or ability of the Purchaser to purchase the Target Stock from the Selling Shareholder in accordance with the terms and conditions of this Agreement.

3.5                                 Judgments.  Purchaser is not subject to any outstanding order, judgment, ruling, or declaration of any court, arbitration or alternative dispute resolution moderator, adjudicator, panel, or tribunal which would be violated by the execution, delivery and performance of this Agreement and/or consummation of the Purchase Transaction.

PART 4

GENERAL TERMS AND CONDITIONS

4.1                                 Amendment.  This Agreement may not be modified or amended orally or by contrary course of conduct, and may only be modified or amended in writing signed by all of the Parties to this Agreement.

4.2                                 Entire Agreement.  This Agreement constitutes the entire agreement between the Parties in connection with the subject matter of this Agreement, and supersedes any and all other agreements, either oral or written, between the Parties with respect to the subject matter of this Agreement.

4.3                                 Binding Agreement.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

4.4                                 No Third Party Beneficiaries.  This Agreement will not be enforceable against the Parties by any third parties, and this Agreement will not otherwise inure to the benefit of any third parties.

4.5                                 Choice of Law.  This Agreement shall be governed by, construed, interpreted, and enforced in accordance with the internal laws of the State of Michigan, notwithstanding the choice of law or conflicts of law provisions of the State of Michigan or any other jurisdiction.

4.6                                 Venue for Resolution of Disputes.  The Parties stipulate and agree to the exclusive jurisdiction of the Oakland County, Michigan Circuit Court for the resolution of all disputes and controversies arising out of or based on this Agreement and the Purchase Transaction, and the Parties forever waive all immunities or defenses to the jurisdiction of such court.

4.7                                 WAIVER OF TRIAL BY JURY.  EACH PARTY VOLUNTARILY AND IRREVOCABLY WAIVES TRIAL BY JURY IN ANY DISPUTE, CLAIM, ACTION, SUIT OR LITIGATION BASED ON OR ARISING OUT OF THIS AGREEMENT.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE BROAD, ENCOMPASSING ALL DISPUTES INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS OR DEFENSES.  EACH PARTY

ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO THE OTHER TO ENTER INTO THIS AGREEMENT.  THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENT, RENEWAL, MODIFICATION OR SUPPLEMENT TO THIS AGREEMENT.  EACH PARTY UNDERSTANDS THAT THIS WAIVER IS A WAIVER OF RIGHTS WHICH MAY BUT FOR THIS WAIVER BE PROTECTED BY APPLICABLE LAW.

4.8                                 Construction

4.8.1                        Years, Months, Days.  References to a years, months and days refer to calendar years, months and days, unless expressly indicated to the contrary.

4.8.2                        Nouns and Pronouns.  Nouns and pronouns will be deemed to refer to the masculine, feminine, neuter, singular and plural, as the identity of the person or persons, firm or Target Company may in the context require.

4.8.3                        Descriptive Headings.  The headings to the sections and subsections of this Agreement are inserted for reference only and are not to be either taken as limiting or extending the provisions of this Agreement, or given any effect on the construction or interpretation of this Agreement.

4.8.4                        Vague Terms.  Each Party to this Agreement participated in the drafting, preparation and negotiation of this Agreement.  Therefore, no one Party to this Agreement is or should be considered to be the drafter of this Agreement, and any rule of construction which favors or gives the benefit of any doubt, uncertainty or ambiguity over the interpretation of this Agreement to one Party over the other shall not be applicable, even if one party physically reduced this Agreement to writing

4.8.5                        Include or Including.  Whenever the words “include”, “includes” and “including” are used in this Agreement, such words shall be deemed to be followed by the words “without limitation”.

4.8.6                        Dollars.  All references to dollars or Dollars shall refer to legal tender and currency of the United States.

4.8.7                        Introduction.  The Introduction Paragraphs of this Agreement, as set forth on Page 1, are incorporated within and made a part of this Section 4.8.7 by reference.

4.9                                 Signatures

4.9.1                        Counterparts.  This Agreement may be executed in separate counterparts, none of which need contain the signatures of all Parties, each of which shall be deemed to be an original, and all of which taken together shall constitute one and the same instrument.

4.9.2                        Electronic Copies.  This Agreement may be transmitted by facsimile, email as an attached image file or other electronic means, in which case each facsimile, image file or other electronic copy will be effective as if an original.

4.10                           Severability. If any one or more provisions of this Agreement are adjudged or declared invalid or unenforceable by a court of competent jurisdiction, the validity or enforceability of any of the other provisions of this Agreement will not be affected.

SIGNATURES ON THE FOLLOWING PAGE

SIGNATURE PAGE TO

STOCK PURCHASE AGREEMENT

                                                In the presence of the witness whose signature appears below, each Party to this Agreement has caused this Agreement to be duly executed on the Date of this Agreement.

WITNESS	SELLING SHAREHOLDER

/s/ Sherri Brown	/s/ William Farber
William Farber

WITNESS	PURCHASER

Farber Properties Group, LLC

/s/ Sherri Brown	By	/s/ David Farber
David Farber, Its: Manager

/s/ Sherri Brown	And By	/s/ Jeffrey Farber
Jeffrey Farber, Its: Manager